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                                                                       EXHIBIT 2
                                                                       ---------



                                 Second Amended
                              Disclosure Statement
                                  for Amended
                             Plan of Reorganization
                              Filed June 24, 1998





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                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA

In re:                                       CASE NO. 98-20169-BKC-RBR
                                                    CHAPTER 11

2CONNECT EXPRESS, INC.

                  Debtor.
                                /
--------------------------------

             SECOND AMENDED DISCLOSURE STATEMENT FOR AMENDED PLAN OF
                      REORGANIZATION PROPOSED BY THE DEBTOR

                  2CONNECT EXPRESS, INC. (the "Debtor") proposes the following Second Amended Disclosure Statement For Amended Plan of Reorganization (the "Plan"), pursuant to sections 1121(b) and 1125, Title 11, United States Code (the "Bankruptcy Code"):

                                    GENERALLY

                  This Disclosure Statement has been prepared pursuant to sections 1121 and 1125 of the Bankruptcy Code by the Debtor and describes, among other things, the terms and provisions of the Plan filed in connection herewith.

                  The information contained herein has been prepared by the Debtor in good faith, based upon information from (i) the Schedules filed by the Debtor in this Chapter 11 Case, (ii) the books and records of the Debtor, (iii) Debtor's management, and (iv) the court record in these bankruptcy proceedings. The information contained herein has not been the subject of an audit or other independent third party verification. The Debtor believes that the Disclosure Statement complies with the requirements of the Bankruptcy Code and contains sufficient







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information to enable all creditors to make an informed judgment concerning the
Plan. The statements contained in this Disclosure Statement generally are made as of June 5, 1998, unless another time is specified herein, and delivery of this Disclosure Statement shall not create an implication that there has been no change in the information set forth herein since the date hereof and the date of the materials relied upon in preparation of this Disclosure Statement.

                  THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN, AND NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTOR. CREDITORS AND INTEREST HOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN PROFESSIONALS TO DETERMINE THE TAX OR OTHER LEGAL EFFECTS ON THEM.

                  THIS DISCLOSURE STATEMENT MUST BE APPROVED BY ORDER OF THE BANKRUPTCY COURT AS CONTAINING INFORMATION OF A KIND AND IN SUFFICIENT DETAIL TO ENABLE A HYPOTHETICAL REASONABLE INVESTOR TYPICAL OF CREDITORS OF THE RELEVANT CLASSES TO MAKE AN INFORMED JUDGMENT CONCERNING THE PLAN. HOWEVER, PLEASE BE ADVISED THAT BANKRUPTCY COURT APPROVAL OF THIS DISCLOSURE STATEMENT WILL NOT CONSTITUTE A RECOMMENDATION BY THE BANKRUPTCY COURT EITHER FOR OR AGAINST THE PLAN.

                  ANY REPRESENTATIONS MADE IN ORDER TO SECURE AN ACCEPTANCE OF THE PLAN THAT ARE NOT CONTAINED IN THE DISCLOSURE
















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STATEMENT SHOULD BE REPORTED TO DEBTOR'S COUNSEL AND THE U.S. TRUSTEE FOR
APPROPRIATE ACTION.

                  A ballot accompanies this Disclosure Statement for use in voting on the Plan. See Article II of the Disclosure Statement below. A sample form of ballot is attached to this Disclosure Statement as Exhibit A.

                  Confirmation of the Plan depends, in part, upon the receipt of a sufficient number of votes in favor of the Plan from persons holding Allowed Claims entitled to vote under the Plan. Accordingly, if you hold an Allowed Claim entitled to vote, your vote is important.

                  The Disclosure Statement describes distributions to creditors under the Plan. YOU ARE URGED TO STUDY THE PLAN AND TO CONSULT YOUR COUNSEL CONCERNING THE PLAN AND ITS IMPACT UPON YOUR LEGAL RIGHTS. THE PLAN IS A LEGALLY BINDING ARRANGEMENT AND SHOULD BE READ IN ITS ENTIRETY, AS OPPOSED TO RELYING ON THE SUMMARY IN THIS DISCLOSURE STATEMENT.

                  THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREWITH.












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                                    ARTICLE I

                                  INTRODUCTION

                  A.       DEBTORS' HISTORICAL AND BACKGROUND INFORMATION.

                  The Debtor is a corporation organized and existing under the laws of the state of Florida. The Debtor was formed in April 1996 and opened its first store in December 1996. The Debtor is a specialty retailer of Internet, cellular, PCS, paging, telephone, satellite and other communications related services and products under the name "2Connect, America's Total Communications Store." Since its incorporation, the Debtor continued to open new stores throughout South Florida. At the time of the filing of the within bankruptcy, the Debtor had ten (10) operating retail locations and one location under lease, but not operating. With the exception of its Coral Square Store, all of the Debtor's store locations were in power/strip centers.

                  In order to finance its operations and the expansion and development of its stores, the Debtor conducted three private offerings of common stock, which offerings raised in total an amount equal to $3,236,957. The private offerings closed on each of May 15, 1996, May 17, 1996 and August 30, 1996. In addition, the Debtor, through its investment banking firm of Sterne Agee & Leach, Inc. ("Sterne Agee"), completed an initial public offering of the Debtor's common stock on May 9, 1997. The initial public offering was successful and the Debtor received gross proceeds therefrom equal to $6.5 million. After deducting offering



----------------------
(1) STERNE AGEE CURRENTLY OWNS 73,339 SHARES OF COMMON STOCK IN THE DEBTOR. CERTAIN AFFILIATES OF STERNE AGEE OWN AN ADDITIONAL 114,789 SHARES OF COMMON STOCK IN THE DEBTOR.










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expenses and the underwriting discount, the Debtor received net proceeds equal to approximately $5.39 million.

                  Thereafter, in late 1997, the Debtor obtained a line of credit in the maximum amount of $1 million from Bay Tech Investments, Inc. ("Bay Tech Investments"). Bay Tech Investments is controlled by Mr. Allan Fishman, who is the father of one of the founders of the Debtor, Mr. Marc Fishman. The line of credit is secured by a first lien and security interest in all of the assets of the Debtor. As of the filing of this bankruptcy case, the outstanding balance of the line of credit was $275,000.

                  B. EVENTS LEADING UP TO THE FILING OF THE CHAPTER 11 CASE.

                  Since its inception, the Debtor has continued to open new retail locations in power/strip centers throughout South Florida. The Debtor expended significant amounts of money on (i) leasehold improvements for such locations and (ii) inventory to be sold therein. The Debtor also expended significant amounts of money on advertising so as to draw customers to such locations. Of all of the Debtor's locations, only the Coral Square Store operated at a reasonable profit without accounting for corporate overhead. Certain of the other locations operated either at break-even or just above break-even without accounting for corporate overhead. The remaining locations lost money on an operating basis. In addition, the Debtor created and maintained a corporate overhead structure that was too large and costly for its












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business operations. As a result, the Debtor was not able to earn a profit since its inception. Further, by mid to late 1997, the equity monies raised by the Debtor in its private offerings and the initial public offering were virtually exhausted.

                  In order to continue funding its operations, the Debtor needed to raise additional equity capital in mid to late 1997. The Debtor attempted to do so through Sterne Agee and through the issuance of convertible debentures. The Debtor was unsuccessful in doing so.

                  As a result, in December 1997 and early January 1998, the Debtor considered the filing of a Chapter 11 bankruptcy. The bankruptcy filing would allow the Debtor to (i) reject leases for non-performing store locations,
(ii) preserve cash and defer pre- petition liabilities, (iii) restructure its liabilities, and (iv) provide a mechanism for the Debtor to be sold or for a new equity infusion. The Debtor was also concerned about preserving its existing net operating losses. For such reasons, the Debtor filed its voluntary petition on January 12, 1998.

                  C. SUMMARY OF THE PROCEEDINGS IN THE CHAPTER 11 CASE.

                  On January 12, 1998, the Debtor filed a voluntary petition under Chapter 11 of the Bankruptcy Code. Immediately thereafter, Marc Fishman, the Debtor's pre-petition CEO and Chairman of the board of directors resigned from such positions.










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The board of directors of the Debtor asked Thomas Hicks to assume such responsibilities on an interim basis and Mr. Hicks agreed to do so. Within days of the filing of the petition, the Debtor filed (i) an Ex-Parte Motion to Employ Kelley Drye & Warren, LLP as counsel to the Debtor, (ii) an Ex-Parte Motion to Employ Baker & McKenzie as special counsel to the Debtor, and (iii) a Motion to Reject Certain Leases of Non Residential Real Property. The Court ultimately granted such motions. On January 20, 1998, the Debtor filed an Ex-Parte Application to Employ Strategic Advisory Group as Investment Bankers/Advisors to the Debtor to assist the Debtor in raising equity capital. The Court ultimately granted such motion on February 11, 1998. On March 17, 1998, the Debtor filed an Ex- Parte Motion to employ the accounting firm of KPMG Peat Marwick, LLP in order to prepare the Debtor's tax return and assist in the preparation of an audit in connection with the filing of its Form 10K with the SEC. The Court granted such motion.

                  On January 27, 1998, the Debtor filed an Ex-Parte Motion to Extend the Time to file Schedules, which Motion the Court granted. On February 5, 1998, the Debtor filed its Schedules and Statement of Financial Affairs. In addition, the Debtor filed separate motions to pay pre-petition warranty contract premiums and to honor pre-petition customer refunds and

------------------------

(2) MR. HICKS WAS ENGAGED BY THE DEBTOR IN MID TO LATE 1997 AS A FINANCIAL CONSULTANT. SOON THEREAFTER, HE BECAME A DIRECTOR OF THE DEBTOR AND ITS CHIEF FINANCIAL OFFICER.





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pay pre-petition employee out of pocket expenses. The Court granted such motions.

                  Prior to the filing of the bankruptcy, the Debtor met with Bay Tech Investments in order to gain its consent to the post petition use of cash collateral and to provide debtor in possession financing to the Debtor. Shortly after the case was filed, the Debtor and Bay Tech Investments entered into a stipulation whereby Bay Tech Investments agreed to the Debtor's use of cash collateral and further agreed to provide debtor in possession financing to the Debtor in a maximum amount equal to $500,000. The Court preliminarily approved such stipulation on February 11, 1998 and finally approved it on March 2, 1998.

                  The Debtor, on February 25, 1998 filed (i) a motion to sell certain excess inventory to Cellstar free and clear of all liens and encumbrances, and (ii) a motion to sell certain excess inventory to Leon Katz free and clear of all liens and encumbrances. The Debtor also filed a motion on March 17, 1998 to sell certain excess inventory to Brightstar. The Debtor requested hearings on such motions on shortened notice due to the price and technology sensitive nature of the inventory being sold. The Court granted each such motion and authorized the Debtor to sell such assets in accordance with the terms thereof. The Debtor promptly consummated such sales.

                  Thereafter, the Debtor filed motions to reject several employment contracts of certain pre and post petition management





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personnel, including Marc Fishman, Thomas Hicks, Kevin Killoran, Larry Pacey and
Jeff Manly. The Court granted each such motion.

                  On February 24, 1998, the United States Trustee's Office appointed an Official Committee of Unsecured Creditors (the "Committee"), which Committee is comprised of Robert E. Utsman, Harold Leitman and Dan Roe. The Committee engaged Daniel L. Bakst of Bakst, Cloyd and Bakst, P.A. as its counsel in this case. The Committee, although supportive generally of the Debtor's efforts during the case, filed a motion to convert the case to a case under Chapter 7 on April 4, 1998. The Debtor met with counsel to the Committee to discuss the Debtor's proposed plan of reorganization, which plan is described herein. Based upon the terms of the Plan, the Committee decided to withdraw its motion to convert without prejudice to re-filing and having a hearing on 7 days notice.

                  Finally, the Debtor filed a motion to engage an auctioneer and to conduct an auction of its excess inventory. Since the three previous bulk sales, the Debtor had not been able to locate any additional buyers. In addition, the Debtor was not able to liquidate its excess inventory through its retail locations. Finally, the Debtor believed that the excess inventory was depreciating in value on a daily basis. As a result, the Debtor decided to conduct an auction. The Debtor thereafter filed a motion for authority to conduct an auction and to engage Stampler auctioneers to assist the Debtor therein. On March 10,


















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1998, however, the Court denied the Debtor's request to conduct an auction partly on the basis that the Debtor had not filed a plan and the Court, like the Committee above, did not know whether the Debtor could propose a feasible plan. The Debtor sought reconsideration of such ruling. In the meantime, however, the Debtor filed the initial version of the Plan. At the hearing on the motion for reconsideration, the Court indicated that it had read the Plan and based in part thereon decided to allow the Debtor to conduct the auction of its excess inventory.

                  On April 22, 1997, the Debtor moved all of its excess inventory to its Davie store location and conducted the auction through Stampler Auctioneers. The Debtor believes that the auction was a success in that the Debtor was able to recover an amount equal to approximately $335,500 net of all fees paid to Stampler Auctioneers.

                  After the auction, the Debtor closed and moved out of all of its remaining store locations with the exception of its Coral Square Lease. The Debtor has rejected the nonresidential leases for all such locations with the exception of the Coral Square location. The Debtor also moved out of its corporate headquarters location because it no longer needed the space given its much reduced operations. Mr. Hicks has sublet a significantly smaller amount of space to the Debtor in order to allow the Debtor to continue its administrative and financial reporting functions for the Coral Square location. The proposed rent for such space























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was approximately $1000 per month compared to the rent at the original corporate headquarters, which was in excess of $5,000 per month. The Debtor filed a motion to approve such sublease and the Court granted the motion.

                  On April 15, 1998, the Debtor filed the initial version of the Plan and Disclosure Statement. A hearing was set for the approval of the Disclosure Statement on May 29, 1998. Since the filing of such Plan, however, several events have occurred which necessitate amendments to the Plan. In addition to the events described above, the Committee has negotiated and finalized, along with the Debtor, an agreement with Sterne Agee & Leach for Sterne Agee & Leach to make the New Value Contribution on the Effective Date in an amount equal to $185,000. The Debtor has requested and expects to shortly receive a total deposit on such agreement in an amount equal to $50,000. The Debtor already has a $10,000 initial deposit.

                  In addition, the Debtor has entered into a Management Agreement with Bobby Allison for the management and operation of the Coral Square store location, which is the Debtor's last remaining store. The Debtor, as a result of reduced merchandise assortments and advertising, is not able to operate the Coral Square store on a profitable basis. The Debtor has been and expects to continue losing approximately $12,000 per month operating such store. As discussed in more detail in Article V(E) herein, the Debtor anticipates that it will merge with Bobby

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Allison shortly after the Effective Date of the Plan. In connection therewith,
Bobby Allison is only interested in the Debtor maintaining operations in the Coral Square store. As a result, Bobby Allison is willing to enter into the Management Agreement and manage the Coral Square store. The Debtor filed a motion to authorize it to enter into the Management Agreement, which motion was granted by the Court at a hearing on June 16, 1998. Bobby Allison and the Debtor have transitioned the management of the Coral Square store to Bobby Allison, including taking a physical inventory of the inventory at such store. Following transition of the Coral Square store to Bobby Allison, the Debtor has further reduced its corporate personnel to four persons, namely, Thomas Hicks, Chip Chalfant, M. Bolden and J. Kinsey. Mr. Hicks will be full time through the end of June and then part time (20-30 hours per week) thereafter through confirmation at an hourly rate of $100 per hour. Mr. Chalfant will work part time (10 hours per week) through confirmation at a rate of $50 per hour. Ms. Bolden will be full time through confirmation at a rate of $580.00 per week. Finally, Ms. Kinsey will be part time (16 hours per week) at a rate of $14.50 per hour. The major tasks to be performed through confirmation include monthly DIP reports, sales and other tax returns, account receivable collections, sales of contracts and remaining assets, disbursement agent to creditors, transition of the Coral Square store location and miscellaneous matters. Finally, the Debtor will continue to engage Patty Silverman as a direct salesperson for
























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Nextel, Sprint and Primeco as long as the gross margin from her sales exceeds her weekly compensation. Finally, the Debtor has filed a motion to enforce the automatic stay against BellSouth Cellular. The Debtor believes that BellSouth violated the automatic stay when it terminated the Debtor's ability to activate cellular phones through BellSouth. BellSouth asserts that it had a right to do so 12 because the contract between the Debtor and BellSouth terminated by its own terms. The Debtor asserts that such contract did not terminate and was in full force and effect, thereby making BellSouth's action a direct and willful violation of the automatic stay. The Debtor has also sought sanctions against BellSouth for such conduct. BellSouth and the Debtor have settled this dispute and the motion. The terms of the settlement provide that BellSouth will pay the estate an amount equal to $66,000 and waive any claim it has against the estate.3 In addition, the Debtor will issue a general release to BellSouth. The Court approved this settlement at a hearing on June 16, 1998.

                  As a result of the termination of service from BellSouth, however, the Debtor had to locate another provider so as to enable it to continue its operations. The Debtor approached Bobby Allison and requested that Bobby Allison allow the Debtor to activate cellular phones through







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

Bobby Allison and AT&T agreed to do so. Therefore, the Debtor has been activating phones and continuing its business through AT&T.

                  The Debtor, due mainly to its corporate overhead and slow sales in all but the Coral Square store location, has experienced losses during this Chapter 11 Case. Attached hereto as Exhibit B are the pertinent pages from the Debtor's DIP reports filed with the Court during these proceedings. As a result of these losses, the Debtor has been focusing on closing all of its store locations except the Coral Square store, liquidating its excess inventory, reducing corporate overhead and expenses and negotiating the New Value Contribution.

                  The Debtor is a public company with its Equity Interests registered to trade in accordance with Section 12 of the Securities Exchange Act of 1934. The Debtor was required to file an audited set of financial statements for the year ended December 31, 1997. However, due to the lack of resources, the Debtor was unable to have an audit of its books and records performed. As a result, the Debtor could not complete its Form 10K for 1997. The Debtor anticipates that it will become current in its filings with the Securities and Exchange Commission after it emerges from these bankruptcy proceedings.










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

                  D. CLAIMS AGAINST THE DEBTOR PROVIDED FOR IN THE PLAN

                  The Plan separately classifies the Claims and Interests into four (4) Classes of Claims and Interests, which Classes are more specifically set forth in Article III of the Plan. The Classes and the estimated amount of Claims therein are set forth below. Such Claims are based upon the information available to the Debtor, including, without limitation, the Debtor's schedules and the proofs of claims filed in this case through the date hereof.















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                         CATEGORIES AND ESTIMATED CLAIMS

                  Class 1- Secured Claim of
                           Bay Tech Investments      $ unknown(4)

                  Class 2- Priority Claims           $ 44,496(5)

                  Class 3- Unsecured Claims          $2,674,553(6)

                  Class 4- Interests                 100% -  pre-petition equity

                  Of the Claims listed above, the Debtor is only aware of five claims of insiders. They consist of (i) the Secured Claim of Bay Tech Investments, (ii) a Rejection Claim in the amount of $181,250 arising out of the rejection of the employment contract of Marc Fishman, the Debtor's former CEO,
(iii) a Rejection Claim in the amount of approximately $8,876 arising out of the rejection of the employment contract of Kevin Killoran, the former secretary

---------------------------
(4) THE DEBTOR PAID THE OUTSTANDING PRINCIPAL AND INTEREST OWING TO BAY TECH INVESTMENTS ON OR ABOUT MARCH 30, 1998. HOWEVER, BAY TECH MAY STILL BE OWED CERTAIN AMOUNTS, INCLUDING, WITHOUT LIMITATION ATTORNEYS' FEES AND EXPENSES.

(5) THE PRIORITY CLAIMS CONSIST OF ACCRUED VACATION PAY TO FORMER EXPLOYEES.

(6) THIS AMOUNT INCLUDES THE UNSECURED NON-PRIORITY CLAIMS SCHEDULED BY THE DEBTOR AND THE PROOFS OF CLAIMS FILED AS THE BAR DATE IN THIS CASE. THE DEBTOR BELIEVES THAT IT HAS VALID AND SUSTAINABLE OBJECTIONS TO APPROXIMATELY $1.75 MILLION OF THESE CLAIMS. IF SUCCESSFUL IN THESE OBJECTIONS, THEN THE DEBTOR EXPECTS TO LIMIT THE TOTAL AMOUNT OF ALLOWED UNSECURED CLAIMS TO APPROXIMATELY $2 MILLION. HOWEVER, SINCE CERTAIN LEASES OF NON-RESIDENTIAL REAL PROPERTY HAVE ONLY RECENTLY BEEN REJECTED, ADDITIONAL REJECTION CLAIMS MAY BE FILED PRIOR TO CONFIRMATION OF THE PLAN, THEREBY INCREASING THE TOTAL AMOUNT OF ALLOWED UNSECURED CLAIMS.

(7) THE DEBTOR BELIEVES THAT THIS CLAIM WAS INCORRECTLY CALCULATED PURSUANT TO THE LIMITATIONS CONTAINED IN 11 U.S.C. SECTION 502(b)(7). THE DEBTOR BELIEVES THAT THE CORRECT AMOUNT OF SUCH CLAIM SHOULD EQUAL APPROXIMATELY $150,000 PURSUANT TO SECTION 502(b)(7). IN ADDITION, MR. FISHMAN FILED A PRIORITY CLAIM IN THE AMOUNT OF $5,769.









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for the Debtor(8), (iv) a Rejection Claim in the amount of $244,235 arising out of the rejection of the employment contract of Thomas Hicks, the Debtor's current interim CEO, and for accrued vacation in the amount of $11,538 for Mr. Hicks, and (v) a Rejection Claim in the amount of $105,625 arising out of the rejection of the employment contract of Billy Fowler, the Debtor's former vice president of store operations, and for accrued vacation in the amount of $5,625 for Mr. Fowler.

                  Other than the claims of insiders described above, the Debtor is aware of only one transaction with an insider, which transaction was the loan from Bay Tech Investments to the Debtors pre-petition as well as the DIP financing that Bay Tech provided the Debtor with the approval of the Court, each of which is discussed in detail above.

                                   ARTICLE II

                       VOTING PROCEDURES AND REQUIREMENTS

                  A. MANNER OF VOTING ON THE PLAN.

                  Each creditor entitled to vote on the Plan may cast a vote by completing, dating, and signing a ballot, and filing the ballot with the Clerk of the Bankruptcy Court at the following address:

-------------------------
(8) MR. KILLORAN ALSO FILED TWO PRIORITY CLAIMS, ONE IN THE AMOUNT OF $2,076 AND ONE IN THE AMOUNT OF $420.




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                                    Clerk, United States Bankruptcy Court
                                    Southern District of Florida
                                    United States Courthouse
                                    Clerk's Office
                                    51 S.W 1st Avenue
                                    Miami, Florida  33131

All ballots must be sent directly to the Clerk of the Bankruptcy Court and received within the time to be prescribed by the Bankruptcy Court.






































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

                  B. CREDITORS AND EQUITY SECURITY INTERESTS ENTITLED TO VOTE

                  Except as provided below, any holder of a claim or equity security interest whose claim or interest is impaired under the Plan is entitled to vote if either (i) its claim or interest has been scheduled by the Debtor and such claim or interest is not scheduled as disputed, contingent or unliquidated, or (ii) such holder of a claim or equity security interest has filed a proof of claim or interest on or before the deadline for filing a ballot to be set by the Court. A holder of a disputed, unliquidated or contingent claim or interest, or the holder of a claim or interest that has been objected to, is not entitled to vote on the Plan unless such claim or interest has been allowed prior to the balloting deadline by the Bankruptcy Court after notice and a hearing or the Bankruptcy Court estimates such claim or interest for voting purposes prior to the balloting deadline. In addition, a vote may be disregarded if the Bankruptcy Court determines that the acceptance or rejection of the Plan by a creditor was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

                  C. DEFINITION OF IMPAIRMENT

                  Under section 1124 of the Bankruptcy Code, a class of claims or interests is impaired under a plan unless, with respect to each claim or interest of such class, the plan:

                  (1) leaves unaltered the legal, equitable, and


















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

                           contractual rights to which such claim or interest entitles the holder of such claim or interest; or

                  (2) notwithstanding any contractual provision or appli cable law that entitles the holder of such claim or interest to demand or receive accelerated payment of such claim or interest after the occurrence of a default:

                           (A) cures any such default that occurred before or after the commencement of the case under this title, other than a default of a kind speci fied in section 365(b)(2) of the Bankruptcy Code;

                           (B) reinstates the maturity of such claim or interest as such maturity existed before such default;

                           (C) compensates the holder of such claim or inter est for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and

                           (D)      does not otherwise alter the legal,
                                    equitable, or contractual rights to which such claim or interest entitles the holder of such claim or interest.

                  D. CLASSES UNDER THE PLAN

                  The classes under the Plan are as follows:

                           (a) CLASS 1.   The Allowed Secured Claim of Bay
                                          Tech Investments against the
                                          Debtor;

                           (b) CLASS 2.   The Allowed Priority Claims
                                          against the Debtor;

                           (c) CLASS 3.   The Allowed Unsecured Claims
                                          against the Debtor; and

                           (d) CLASS 4.   The Allowed Interests in the
                                          Debtor.

                  E. CLASSES IMPAIRED UNDER THE PLAN

                  All Classes of Claims and Interests are "impaired" under the Plan and are entitled to vote to accept or reject the Plan. Any controversy as to whether any creditor or class of creditors are impaired under the Plan shall, after notice and a hearing, be determined by the Bankruptcy Court.

                  F. VOTES REQUIRED FOR CLASS ACCEPTANCE

                  Section 1126(c) of the Bankruptcy Code defines acceptance of a plan of reorganization or liquidation by a class of claims as the acceptance by holders of at least two-thirds in amount and more than one-half in number of the allowed claims of the class actually voting to accept or reject the proposed plan. Section 1126(d) of the Bankruptcy Code defines acceptance of a plan of reorganization or liquidation by a class of interests as the acceptance by holders of at least two-thirds in amount of the allowed interests of the class actually voting to accept or reject the proposed plan.

                  G. INFORMATION ON VOTING BALLOTS

                  Ballots are being forwarded to the holders of Claims and Interests in all Classes.

                                   ARTICLE III

                            CONFIRMATION OF THE PLAN

                  The Bankruptcy Code establishes certain procedural and substantive requirements for confirmation of a plan of reorganization or liquidation. In addition, the Bankruptcy Code provides a mechanism which enables the Debtor to confirm such a plan, notwithstanding rejection thereof by a class of creditors.

                  A.       CONFIRMATION HEARING

                  Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan (the "Confirmation Hearing"). Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan. Any objection to confirmation must be made in writing and filed with the Bankruptcy Court with proof of service and served upon the following persons within ten (10) days prior to the Confirmation Hearing:

                             Paul J. Battista, Esq.
                            Kelley Drye & Warren, LLP
                      201 South Biscayne Blvd., Suite 2400
                              Miami, Florida 33131

                              Daniel L. Bakst, Esq.
                              Bakst, Cloyd & Bakst
                        1551 Forum Place, Bldgs 200 & 400
                         West Palm Beach, Florida 33401

                             Steven R. Turner, Esq.
                             Senior Attorney-Advisor
                           U.S. Department of Justice
                           Office of the U.S. Trustee
                              51 S.W. First Avenue
                                    Room 1204
                                 Miami, FL 33130

unless an objection to confirmation is timely filed and served, it may not be considered by the Bankruptcy Court.

                  B.       REQUIREMENTS FOR CONFIRMATION OF THE PLAN

                  Section 1129 of the Bankruptcy Code sets forth the substan tive requirements for confirmation of a plan of reorganization or liquidation. At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of Section 1129 have been satis fied, in which event the Bankruptcy Court will enter an order confirming the Plan. The relevant requirements of section 1129 of the Bankruptcy Code include:

                  (1) The plan complies with the applicable provisions of the Bankruptcy Code.

                  (2) The proponent of the plan has complied with the applicable provisions of the Bankruptcy Code.

                  (3) The plan has been proposed in good faith and not by any means forbidden by law.

                  (4) Any payment made or promised by a debtor or by a person issuing securities or acquiring property under the plan, for services or for costs and expenses in, or in connection with the case, or in connection with the plan and incident to the case, has been disclosed to the court, and any such payment made before the confirmation of the plan is reasonable, or if such payment is to be fixed after confirmation of the plan, such payment is subject to the approval of the court as reasonable.

                  (5) The proponent of the plan has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of a debtor, an affiliate of a debtor participating in a plan with a debtor, or a successor to the debtor under the plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and with public policy, and each debtor has disclosed the identity of any insider that will be employed or retained by a reorganized debtor and has disclosed the nature of any compensation for such insider.

                  (6) With respect to each class of impaired claims or interests --

                           (A) either each holder of a claim or interest of such class has accepted the plan or will receive or retain under the plan on account of such claim or interest, property of a value, as of the effec tive date of the plan, that is not less than the amount that such holder would so receive or retain if the debtor was liquidated on such date under chapter 7 of the Bankruptcy Code; or

                           (B) if section 1111(b)(2) of the Bankruptcy Code applies to the claim of such class, each holder of a claim of such class will receive or retain under the plan on account of such claim property of a value, as of the effective date of the plan, that is not less than the value of such holder's interest in the estate's interest in the property that secures such claim.

                  (7) Each class of claims or interests has either accepted the plan or is not impaired under the plan, or the requirements of section 1129(b) are satisfied.

                  (8) Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim:

                           (A) The plan provides that administration expenses and gap period claims will be paid in full on the effective date.

                           (B) Priority claims (other than gap period claims and tax claims) will receive, if such class has accepted the plan, deferred cash payments of a value equal to the allowed amount of such claim or, if such class has rejected the plan, payment in full on the effective date.

                           (C) The plan provides that allowed unsecured claims of governmental units for certain kinds of taxes will be paid in deferred cash payments, over a period not exceeding six years after the date of assessment of such claim, of a value, as of the effective date of the plan, equal to the allowed amount of such claim.

                  (9)      If a class of claims is impaired under the plan, at

                           least one class of impaired claims has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim of such class.

                  (10) Confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

                  (11) All fees payable under section 1930 of title 28, United States Code, as determined by the Bankruptcy Court at the hearing on confirmation of the plan, have been paid or the plan provides for the payment of all such fees on the effective date of the plan.

                  The Debtor believes that the Plan satisfies all the statutory requirements of chapter 11 of the Bankruptcy Code, and that it has complied, or will have complied, with all of the requirements of chapter 11.

                  C.       CRAMDOWN

                  The Bankruptcy Code provides for confirmation of a plan even if it is not accepted by all impaired classes of claims if at least one impaired class has voted to accept the plan. These so-called "cramdown" provisions for confirmation are set forth in section 1129(b) of the Bankruptcy Code. If any impaired class of claims does not accept the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtor if, as to each impaired class which has not accepted the Plan, the Plan does not "discriminate unfairly" and is "fair and equitable." The phrase "fair and equitable" has different meanings for secured and unsecured claims and classes of interests. For secured creditors, fair and equitable usually requires that such secured creditors receive deferred cash payments equal to the allowed amount of their claim as of the Effective Date. For unsecured creditors, fair and equitable means that no class junior to the class of unsecured claims will receive any distribution under the Plan. If one or more classes of impaired claims under the Plan rejects the Plan, the Debtor reserves the right to request the Bankruptcy Court to determine at confirmation whether the Plan is fair and equitable and does not discriminate unfairly against any rejecting impaired class of claims so as to allow confirmation despite the vote to reject the Plan. The Debtor also reserves the right to amend the Plan at that time and in such a manner as to permit confirmation over the vote of the rejecting impaired class.

                                   ARTICLE IV

                  PROPOSED TREATMENT OF CLASSES UNDER THE PLAN

                  Section 1123 of the Bankruptcy Code provides that a plan of reorganization shall classify the claims of a debtor's creditors and interest holders. The Plan divides the claims of known creditors and the equity security interests of stockholders into classes and sets forth the treatment offered each class. Section 101(5) of the Bankruptcy Code defines "claim" as a "right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured" or a "right to an equitable remedy for breach of performance if such breach gives rise to a right to payment whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured."

                  The Debtor is required under section 1122 of the Bankruptcy Code to classify the claims and equity security interests into classes that contain claims which are substantially similar to the other claims and interests in such class. The Debtor believes that it has classified all claims and interests in compliance with the provisions of section 1122. It is possible that a creditor or equity security holder may challenge the Debtor's classification of claims and interests, and the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, it is the present intention of the Debtor, to the extent permitted by the Bankruptcy Court, to make such reasonable modifications of the classification under the Plan to provide for whatever reasonable classification might be required by the Bankruptcy Court for confirmation and to use the Plan acceptances received in this solicitation for the purpose of obtaining the approval of the class or classes of which the accepting holder is ultimately deemed to be a member.

                  A.  UNCLASSIFIED CLAIMS.

                  The Bankruptcy Code does not require classification of certain priority claims against a debtor, including Administrative Claims, Priority Tax Claims of certain taxing authorities entitled to priority under section 507(a)(8) of the Bankruptcy Code and the U.S. Trustee Fees. In the instant proceeding, Administrative Claims, Priority Tax Claims and U.S. Trustee Fees are not classified. However, such Claims shall be treated in the following manner.

                  (i) ADMINISTRATIVE CLAIMS

                  An administrative claim ("Administrative Claim") is a claim for payment of (i) actual and necessary expenses of preserving the Debtor's estate after the Petition Date, (ii) compensation for professionals pursuant to Sections 330 and 503 of the Bankruptcy Code, (iii) fees and charges assessed against the estate pursuant to 28 U.S.C. ss.1930(a) and (b), and (iv) compensation to professionals after the confirmation of the Plan.

                  Each holder of an Allowed Administrative Claim, unless otherwise agreed to by such holder, will receive from the Debtor cash equal to the unpaid portion of such Allowed Administrative Claim on the earlier of (a) the Confirmation Date, (b) the date on which an order approving payment of such Claim is entered, or (c) for Administrative Claims that represent liabilities incurred by the Debtor in the ordinary course of its business during the Chapter 11 Case, the date on which such Claim becomes due in the ordinary course of the Debtor's business and in accordance with the terms and conditions of any agreements relating thereto.

                  As of the date of this Disclosure Statement, the Bankruptcy Court has not authorized the payment of any Administrative Claims. The Debtor is unable at this time to estimate exactly the amount of Administrative Claims which will be payable in this case due to the amount of work that remains to be accomplished and the uncertainty of the extent of the objections, if any, that will be filed in opposition to the confirmation of the Plan, any amendments to the Plan, or other issues that may arise in the instant proceeding after the date of this Disclosure Statement. Notwithstanding such uncertainty, the Debtor anticipates that an aggregate amount of $165,000 (exclusive of retainers to Kelley Drye & Warren, LLP and Baker & McKenzie) in Administrative Claims will have been incurred in the aggregate from the Petition Date through the confirmation of the Plan by Kelley Drye & Warren LLP, as counsel to the Debtor, Baker & McKenzie, as special counsel to the Debtor, Bakst Cloyd & Bakst, as counsel to the Committee, KPMG Peat Marwick, as accountants to the Debtor and Kapila & Company, as accountants to the Committee.

                  (ii) PRIORITY TAX CLAIMS

                  The holders, if any, of Allowed Priority Tax Claims under
Section 507(a)(8) of the Bankruptcy Code shall be paid 100% of the amount of their Claims in full on the later to occur of (i) the Initial Distribution Date, or (ii) within ten (10) days after the date their Allowed Priority Tax Claim is allowed by a Final Order of the Court. The Debtor estimates that are a total of $15,941 in Priority Tax Claims filed or to be filed against the Debtor.


                  (iii) U.S. TRUSTEE FEES

                  Notwithstanding any other provisions of the Plan to the contrary, the Debtor shall pay the U.S. Trustee the appropriate sum required pursuant to 28 U.S.C. Section 1930(a)(6), within ten (10) days of the entry of the order confirming this Plan, for pre- confirmation periods and simultaneously provide to the U.S. Trustee an appropriate affidavit indicating the cash disbursements for the relevant period. The Debtor, as a reorganized Debtor, shall further pay the U.S. Trustee the appropriate sum required pursuant to 28 U.S.C. ss.1930(a)(6) for post-confirmation periods within the time period set forth in 28 U.S.C. ss.1930(a)(6), based upon all post- confirmation disbursements made by the reorganized Debtor, until the earlier of the closing of this case by the issuance of a Final Decree by the Bankruptcy Court, or upon the entry of an Order by the Bankruptcy Court dismissing this case or converting this case to another chapter under the United States Bankruptcy Code, and the reorganized Debtor shall provide to Untied States Trustee upon the payment of each post-confirmation payment an appropriate affidavit indicating all the cash disbursements for the relevant period.

                  B. CLASSIFICATION OF CLAIMS AND INTERESTS.

                  The following describes the four Classes of Claims and Interests as well as the Debtor's classification of those Claims against and Interests in the Debtor that are required to be classified under the Bankruptcy Code and the treatment that the holders of Allowed Claims or Allowed Interests shall receive for such Claims or Interests:

                  1. CLASS 1 - ALLOWED SECURED CLAIM OF BAY TECH INVESTMENTS. The Debtor scheduled Bay Tech Investments as having a secured claim in this Chapter 11 Case in the principal amount equal to $275,000.00. Bay Tech Investments shall receive on account of its Allowed Secured Claim payment of all unpaid principal and accrued interest thereon either prior to or on the Effective Date of the Plan. Bay Tech Investments shall retain its first priority lien, mortgage and security interest in and on all of the assets of the Debtor until its Allowed Secured Claim is paid in full, all in accordance with its pre-petition loan and security documents and the DIP financing and cash collateral orders entered in this Chapter 11 Case by the Bankruptcy Court.

                  2. CLASS 2 - ALLOWED PRIORITY CLAIMS. The holders of Allowed Priority Claims shall receive cash equal to the amount of such Allowed Priority Claims on the later to occur of (i) the Initial Distribution Date, or (ii) within ten (10) days after such Allowed

Priority Claims are determined by a Final Order of the Bankruptcy Court.

                  3. CLASS 3 - THE ALLOWED UNSECURED CLAIMS. Each holder of an Allowed Unsecured Claim, including Rejection Claims, against the Debtor shall receive a Distribution (i) on the Initial Distribution Date equal to their respective Pro Rata share of the Available Cash after payment of all Allowed Administrative Claims, Allowed Secured Claims, Allowed Priority Tax Claims and Allowed Priority Claims, and (ii) thereafter, to the extent applicable, in an amount equal to their respective Pro Rata share of the monies, if any, available after the Debtor completes the objections to claims process, which monies shall be distributed within ten (10) days after the entry of a Final Order on the last objection to claims.

                  4. CLASS 4 - THE ALLOWED INTERESTS IN THE DEBTOR. Pursuant to and as a result of the New Value Contribution, the Allowed Interests in the Debtor shall be not be effected by the Plan. All holders of pre-petition Equity Securities in the Debtor shall retain such Equity Securities on and after the Effective Date in the same amount, in the same proportion and with the same rights as existed on the Petition Date. In the event the New Value Contribution is not made, then the pre-petition Equity Securities in the Debtor shall terminate and be extinguished on the Effective Date.

                                   ARTICLE V

               MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

                  A. VESTING OF PROPERTY OF THE ESTATE.

                  On the Effective Date, if the New Value Contribution is made, then all property of the estate shall be transferred to and vested in the Reorganized Debtor, which property shall include without limitation any and all inventory, store fixtures and the Coral Square Lease, which Lease is being assumed by the Debtor pursuant to the terms of the Plan. If the New Value Contribution is not made, then any and all remaining property of the estate, excluding Available Cash, shall be transferred to and vest in the Reorganized Debtor to be liquidated and distributed as provided in the Plan. On the Effective Date, the Committee will be dissolved and all members thereof and Professionals engaged thereby shall be relieved of any and all further responsibilities or duties hereunder.

                  B. RETENTION OF EQUITY SECURITIES.

                  In addition, on the Effective Date, if the New Value Contribution is made, then the holders of pre-petition Equity Securities shall retain such Equity Securities unaffected by the Plan. If the New Value Contribution is not made, then all pre-petition Equity Securities shall be cancelled and extinguished.

                  C. MEANS FOR IMPLEMENTATION OF PLAN.

                  The Debtor, since the filing of this case, has been streamlining its costs, downsizing its operations and liquidating excess assets. The Debtor has completed such efforts by closing all of its remaining stores, with the exception of the Coral Square store location, eliminating all but a small staff at the corporate level and liquidating, through auction, all remaining excess inventory, equipment and furniture. Prior to the Effective Date, the Debtor anticipates that it will have liquidated and reduced to Cash all of its excess assets with the exception of those assets which it will retain as a reorganized Debtor pursuant to the terms hereof. In addition, the Debtor, together with the Committee has negotiated and finalized the terms upon which Sterne Agee will make the New Value Contribution on the Effective Date. The proceeds from the liquidation of assets and the New Value Contribution shall be included in Available Cash. If the New Value Contribution is not made per the terms of such agreement, then the Debtor shall liquidate all of its remaining assets in a manner which will provide the highest and best value to the estate. Any proceeds therefrom shall be included in the Available Cash for distribution to creditors hereunder.

                  On the Effective Date of the Plan, the Debtor will use the Available Cash to pay the Allowed Administrative Claims, the Allowed Secured Claim, the Allowed Priority Tax Claims and the Allowed Priority Claims. Immediately thereafter, the Debtor will make a Pro Rata Distribution of the remainder of the Available Cash to the holders of Allowed Unsecured Claims. To do so, the Debtor will utilize the Cash on hand on the Effective Date, which Cash was generated through operations, through the sale/liquidation of assets, collection of accounts receivables and the New Value Contribution, if applicable. Thereafter, and to the extent any such assets are not liquidated as of the Effective Date, the Reorganized Debtor shall continue its liquidation efforts and shall, within ten (10) days after receipt of the net proceeds from any such liquidation, distribute the net proceeds therefrom Pro Rata to the holders of Allowed Unsecured Claims pursuant to the terms of the Plan.

                  Finally, the Debtor will complete any and all objections to claims filed or to be filed in these proceedings. If the Debtor is successful therein, then any monies reserved on the Effective Date for such claims will be re-distributed to all Allowed Unsecured Claims hereunder after the Debtor obtains a Final Order on the last objection to claims.

                  D. THE NEW VALUE CONTRIBUTION

                  Sterne Agee has indicated to the Debtor a desire to make the New Value Contribution in order that all holders of pre-petition Equity Securities shall be able to retain such Equity Securities in connection with confirmation of the Plan. The Committee, with the Debtor's assistance, has negotiated an agreement with Sterne Agee on the amount of the New Value Contribution. Pursuant to the agreement reached by the Committee, the New Value Contribution shall be $185,000, which amount shall be paid to the Debtor on the Effective Date.

                  E. THE MERGER WITH BOBBY ALLISON CELLULAR.

                  The Debtor has entered into a certain merger agreement with Bobby Allison Cellular for the merger of Bobby Allison Cellular into the Debtor (the "Merger"). However, the Merger is conditioned upon several events, including without limitation, Sterne Agee making the New Value Contribution, the confirmation of the Plan and the Debtor's emergence from this Chapter 11 Case. As a result, the Merger, should it occur, will not take place until after the Effective Date. Pursuant to the terms of the Plan, neither the Reorganized Debtor nor Bobby Allison Cellular will be obligated to pay any Claims accruing against the Debtor prior to the Effective Date. All holders of such Claims, upon being allowed pursuant to the terms hereof, will share in the Available Cash. As a result, the benefit of the Merger will inure to the holders of Equity Securities in the Reorganized Debtor.

                  Bobby Allison Cellular is a privately owned company that operates ten retail locations in Central Florida specializing in the sale of cellular phones and related communications equipment. Bobby Allison Cellular desires to expand its operations into new markets and requires additional equity investment to do so. Sterne Agee believes that it can and has agreed to attempt to raise such additional equity investment for Bobby Allison Cellular but only in the event that the Merger is consummated after the Effective Date.

                  F. POST-CONFIRMATION MANAGEMENT.

                  Assuming the New Value Contribution is made, the Reorganized Debtor proposes to continue to operate its business. The Reorganized Debtor further proposes to consummate the Merger with Bobby Allison Cellular as set forth above. As of the Effective Date, the Reorganized Debtor, assuming the New Value Contribution is made, shall reconstitute its board of directors to include those persons selected by Sterne Agee, which persons shall be identified prior to the Confirmation Date.

                  G. PRESERVATION, PROSECUTION AND DEFENSE OF CAUSES OF ACTION.

                  The Reorganized Debtor shall have the right to pursue, prosecute and settle any and all claims or causes of action, whether or not such claims or causes of action have been commenced as of the Effective Date, causes of action which are property of the estate under Section 541 of the Bankruptcy Code, and causes of action relating to turnover, avoidance actions and voidable transfers under Section 542 through 550 of the Bankruptcy Code. Any recoveries from such causes of action shall be included in the Available Cash to be distributed to the creditors hereunder, whether on the Initial Distribution Date or at such time as such recoveries occur.

                  In addition to the above, the other claims and causes of action which shall be transferred to and vest in the Reorganized Debtor pursuant to the terms of the Plan shall include, but not be limited to, the following:

                  1. Any and all claims and causes of action against any and all of the officers, directors, shareholders, principals, employees, agents and affiliates of the Debtor in any way related to, including providing aid and assistance in connection with, (i) the operation, management and financing of the Debtor, including, without

--------
(9) ANY RECOVERIES FROM SUCH LITIGATION WILL BE INCLUDED IN AVAILABLE CASH TO BE DISTRIBUTED TO THE HOLDERS OF ALLOWED CLAIMS UNDER THE PLAN.

limitation, breach of fiduciary duty, negligence, misrepresentation, and federal or state statutory claims; (b) the sale, transfer, exchange or disposition of any property of the Debtor either prior to or after the Petition Date; or (c) the conversion, misappropriation or misapplication of property of the Debtor or any proceeds or products thereof.

                  2. Any and all claims and causes of action against those persons or entities who participated or had any involvement in, as transferor, transferee, recipient or otherwise, the sale, transfer, exchange or disposition of any property of the Debtor, or the products or proceeds thereof, including without limitation under and pursuant to state fraudulent conveyance laws and Sections 542 through 550 of the Bankruptcy Code.

                                   ARTICLE VI

                            ALTERNATIVES TO THE PLAN

                  If the Plan is not approved and confirmed, then one alternative would be the conversion of this Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code. Under Chapter 7, all of the assets of estate will be liquidated by a chapter 7 bankruptcy trustee. However, distributions to holders of Claims in Chapter 7, to the extent there are any, are usually delayed for up to years so as to enable a Chapter 7 trustee to liquidate assets, administer the estate, and adjudicate claims.

                  Further, and more important, the Debtor has already commenced and, for the most part, completed the liquidation process of all of its assets, and has negotiated and obtained an agreement concerning the New Value Contribution. The Debtor believes that it has achieved significantly higher values for the assets being liquidated than what a Chapter 7 trustee could have achieved.

                  In addition, the Debtor has cut its costs and expenses drastically in an effort to save Cash, which cuts have and will continue to benefit the creditors herein. On the other hand, if this case is converted to a Chapter 7, then a chapter 7 trustee will be entitled to be paid a fee for his/her services and will more likely than not engage an attorney and an accountant, whose fees will be paid prior to any distribution to the creditors hereunder. The result will be a much lower dividend to creditors than projected under this Plan.

                  Finally, if this case where converted to a Chapter 7, then neither the Debtor nor the trustee will be able to obtain the New Value Contribution because the condition precedent thereto is that the Debtor emerge from this Chapter 11 Case as a reorganized debtor. Therefore, a Chapter 7 trustee will realize significantly less than the Debtor will under this Plan.

                  As a result, the Debtor believes, and the Liquidation Analysis attached hereto as Exhibit C evidences, that all creditors, secured and unsecured, can anticipate realizing substantially lower returns on their Allowed Claims in the event of a conversion of this case to a Chapter 7 proceeding as opposed to the liquidation and reorganization proposed in the Plan.

                  The second alternative to the proposed Plan is the dismissal of this Chapter 11 Case. In that event, the Debtor readily anticipates that the creditors would immediately file suit to collect on the obligations owed to them. Other creditors who have judgments will immediately commence execution thereon. The court presiding over any particular state court proceeding would not have jurisdiction over any other proceeding, meaning each creditor would be free to undertake such collection activity as such creditor deemed appropriate, all in what would amount to a "race to the courthouse" which bankruptcy is designed to avoid. It is only through bankruptcy that all of the Debtor's creditors can be treated in accordance with each creditor's rights.

                  Taken together, these factors indicate that the Debtor's proposed Plan is superior to a liquidation under chapter 7 of the Bankruptcy Code or dismissal of the bankruptcy case. The Debtor believes that the Plan results in a fair balancing of all parties' rights, and again urges creditors and holders of Interests to vote to accept the Plan.

                                   ARTICLE VII

                          TAX IMPLICATIONS OF THE PLAN

                  The Debtor is not aware of any material adverse tax consequences associated with the Plan. There is a possibility that the Debtor may recognize forgiveness of indebtedness income from the reduction in unsecured debt proposed under the Plan, provided however that such income will not be recognized to the extent the Debtor is determined to be insolvent. However, the federal, state and local income and other tax consequences of the Plan are complex and, in some cases, uncertain. Such consequences may also vary based on the particular circumstances of each holder of an Allowed Claim or the Reorganized Debtor. Accordingly, each holder of an Allowed Claim is strongly urged to consult with his, her or its own tax advisor regarding the Federal, state and local income tax and other tax consequences under the Plan.

                  Also, the Debtor may be able to preserve its existing net operating losses ("NOL") in the context of a reorganization hereunder.

The Internal Revenue Code ("IRC") provides various rules for disallowance of favorable tax attributes, such as net operating loss carryovers, when stock ownership of the loss corporation changes. Generally, the rules disallowing tax attributes do not apply unless there is a change of ownership of more than 50 percentage points by value (known as an ownership change), caused by purchases or redemptions involving at least one 5% stockholder (known as an owner shift). Loss corporations must determine whether an "ownership change" has occurred immediately after an "owner shift." An owner shift involving a 5% stockholder consists of any change in the ownership of a corporation's stock that results in a change in the percentage of stock owned by the person who is a 5% shareholder before or after the change. Persons who hold less than 5% of the stock are aggregated and treated as one 5% stockholder.

                  If the restrictions apply, then the carryovers that can be used in each subsequent year are limited. The amount of loss carryovers that can be applied in any subsequent year is limited to the value of the loss corporation multiplied by the long-term tax-exempt rate. In addition, net operating loss carryovers are eliminated unless the loss corporation continues its historic business. This is known as the "continuity of business" requirement.

                  The rules are modified if the change of ownership occurs during a Title 11 bankruptcy proceeding. The limitation on net operating loss carryovers does not apply to a change of control if the corporation was in a Title 11 (including a Chapter 11) proceeding immediately before the change, and the shareholders and creditors of the corporation before the change own at least 50% of the stock (by value and voting power) after the change as a result of being shareholders and creditors before the change. Stock that was obtained by conversion of debt is considered in determining the 50% requirement only if (1) the creditor held the debt for at least 18 months prior to filing ("old and cold") or (2) the debt arose in the ordinary course of the corporation's trade or business and is held by the person who at all times held the beneficial interest in the debt.

                  Specifically, if the Plan is confirmed such that there is no change in control of the Debtor, then the Debtor believes that its NOL will be preserved. The Plan provides that the holders of pre-petition Equity Securities will not be affected by the Plan and that they shall retain their respective interests. As a result, the Debtor believes that as of the Effective Date, the Debtor will have preserved its NOL's.

                                  ARTICLE VIII

                            PROCEDURE WITH RESPECT TO
                     FILING CLAIMS AND OBJECTIONS TO CLAIMS

                  (1) GENERALLY. The Bankruptcy Court fixed May 12, 1998 as the last day for creditors to file proofs of claim. In order to share in the distributions being made to any class of creditors, a creditor must have filed a proof of claim on or before that date in the form required by the Bankruptcy Rules, unless the creditor's Claim was listed in the Debtor's Schedules, and that listing did not indicate the creditor's Claim as being disputed, contingent or unliquidated. Each individual creditor has the duty to ascertain the accuracy of its listing in the Schedules and to file a proof of claim in the event that it disagrees with the manner scheduled by the Debtor, or in the event that it is not scheduled at all by the Debtor.

                  (2) REJECTION CLAIMS. Certain Claims called Rejection Claims, which arise from the rejection of unexpired leases or executory contracts must be filed as set forth herein. The holders of Rejection Claims shall have a period of thirty (30) days after the rejection of such unexpired lease or executory contract to file such Claims.

                  (3) OBJECTIONS. The Debtor and any other party in interest have until the date fixed by the Bankruptcy Court to object to the allowance of any Claim, including Rejection Claims, unless the Bankruptcy Court extends the time for such objections.

                  The failure of the Debtor or any other party in interest to object to or examine any claims for the purposes of voting on the Plan does not waive, in any respect, the right of the Debtor or any party in interest to object to such claims later or to seek any type of relief as might be appropriate.

                  Since the Bar Date has only recently passed, the Debtor is still in the process of analyzing the Claims that were filed. However, notwithstanding the fact that the Debtor has not completed such analysis, the Debtor has identified several material Claims that it will object to prior to the date to be set by the Court. The Debtor estimates that it has valid and sustainable objections to approximately $1 million to $1.1 million of the total amount of Claims filed. In particular, the Debtor intends to object to and succeed on the following material claims:

                  a. COLUMBIA BBB/WESTCHESTER - Columbia BBB/Westchester filed a Rejection Claim in an amount equal to $332,979. However, pursuant to 11 U.S.C. ss.502(b)(6), this Claim should be limited to approximately $73,000.

                  b. TOWN SQUARE ASSOCIATION - Town Square Association filed a Rejection Claim in an amount equal to $328,037. However, pursuant to 11 U.S.C. ss.502(b)(6), this Claim should be limited to approximately $51,000.





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

                  c. LEASETEC - LeaseTec filed a Secured Claim in an amount equal to $137,338. However, the assets for which LeaseTec claims a security interest in were leased to the Debtor and the Debtor has returned all such assets.

                  d. GREAT AMERICAN LEASING - Great American Leasing filed a Secured Claim in an amount equal to $31,046. However, the assets for which Great American Leasing claims a security interest in were leased to the Debtor and the Debtor has returned all such assets.

                  e. SEVERAL MISCELLANEOUS CLAIMS - The Debtor intends to object to several Claims that were filed in amounts inconsistent with the Debtor's books and records.

                                   ARTICLE IX

                              LIQUIDATION ANALYSIS

                  As discussed above, the Debtor must demonstrate, as a condition of confirmation, that each impaired Class of creditors will receive at least what it would receive in a chapter 7 proceeding. A Liquidation Analysis, which compares the projected dividends under this Plan versus what the Debtor believes the creditors could receive if they rejected the Plan and the Debtor was required to liquidate in a Chapter 7, is attached hereto as Exhibit C. As indicated in the Liquidation Analysis, the Debtor believes that the Plan will provide a greater distribution to creditors and holders of Interests than would be achieved if the cases were converted to cases under chapter 7 and liquidated.

                                    ARTICLE X

                                  RISK FACTORS

                  Since the holders of Allowed Claims hereunder will not receive any dividends from the future operations of the Debtor, the typical risk factors present in reorganization cases are not present herein. The analysis is whether the Debtor has and will continue to liquidate its assets under this Plan at a higher value for less expense than a Chapter 7 trustee in the event this case is converted to a Chapter 7. The Debtor asserts that it has now liquidated all of its assets with the exception of the Coral Square Lease and the store fixtures remaining from all of its previous locations. If the New Value Contribution is made on the Effective Date, then such assets will vest in and be transferred to the reorganized Debtor. If the New Value Contribution is not made, then such assets will be liquidated and the proceeds thereof distributed to the creditors. In addition, the creditors must consider the delay in receiving a dividend in the event of a Chapter 7 versus receiving a dividend immediately upon confirmation of this Plan. Finally, the creditors must consider the loss of the New Value Contribution in the context of a Chapter 7. Pursuant to the Liquidation Analysis attached as Exhibit C, the Debtor believes that it can produce a higher dividend to creditors under this plan than that which can be realized in a Chapter 7.

                                   ARTICLE XI

                         EXECUTORY CONTRACTS AND LEASES

                  A. GENERALLY.

                  Pursuant to the Bankruptcy Code, a debtor has the right, subject to Bankruptcy Court approval, to assume or reject any executory contract or unexpired lease entered into prior to the filing of the bankruptcy petition. Any claim resulting from a rejection is treated as an unsecured claim arising prior to the filing of the petition and is included in the appropriate class to the extent such claim is allowed by the Bankruptcy Court.

                  With the exception of the Coral Square Lease, which is being assumed pursuant to the terms of the Plan, the Debtor, as of the Confirmation Date, shall be deemed to have rejected all executory contracts and leases entered into by the Debtor prior to the Petition Date.

                  All Rejection Claims must be filed with the Bankruptcy Court in accordance with and as provided in Article VII of the Plan.

                                   ARTICLE XII

                            RETENTION OF JURISDICTION

                  The Plan provides that the Bankruptcy Court will retain jurisdiction following the Confirmation Date solely for the following purposes:

                         (1) To enable the Debtor to consummate the Plan and any
amended or modified Plan and to resolve any disputes arising with respect thereto;

                         (2) To enable the Debtor to consummate any and all
proceedings that it may bring prior to entry of the Confirmation Order;

                         (3) To determine all controversies relating to or
concerning the classification, subordination, allowance, valuation or satisfaction of Claims;

                         (4) To enable the Debtor to assume or reject executory
contracts and/or unexpired leases, including the determination of any defaults thereunder;

                         (5) To liquidate or estimate for purposes of allowance
all contested, contingent, or unliquidated Claims;

                         (6) To determine the validity, extent, and priority
of all liens, if any, against property of the estate;

                         (7) To determine all assertions of an ownership
interest in, the value of, or title to, any property of the estate;

                         (8) To determine all applications for compensation and
reimbursement and objections to Administrative Claims;

                         (9) To determine all (1) adversary proceedings,
contested or litigated matters brought before the Bankruptcy Court, and (2) any and all claims or causes of action asserted by the Debtor;

                         (10) Without limiting the generality of the preceding
paragraph, to determine any avoidance action brought by the Debtor, whether before or after the Confirmation Date;

                         (11) To determine all controversies arising out of
any purchase, sale, or contract made or undertaken by the Debtor prior to the Confirmation Date;

                         (12) To enforce all agreements assumed, if any, and to
recover all property of the estate, wherever located;

                         (13) To determine any tax liability of the estate in
connection with the Plan, actions taken, distributions or transfers made thereunder;

                         (14) To enforce any and all injunctions created
pursuant to the terms of the Plan;

                         (15) To modify the Plan or to remedy any defect or
omission or reconcile any inconsistencies in the Plan either before or after the entry of the Confirmation Order;

                         (16) To hear and determine all controversies, suits,
and disputes that may arise in connection with the interpretation or enforcement of the Plan;

                         (17) To make such orders as are necessary or
appropriate to carry out the provisions of the Plan; and

                         (18) to enter a final decree pursuant to Bankruptcy
Rule 3022.

                                  ARTICLE XIII

                                   CONCLUSION

                  The Debtor believes that the proposed Plan is in the best interests of the creditors and holders of Interests and therefore recommends acceptance of the Plan.

                                    Dated:  June ___, 1998





------------------------------
PAUL J. BATTISTA, ESQ.
Florida Bar No. 884162
CAMILLE A. COLELLA, ESQ.
Florida Bar No. 979460
Counsel to the Debtor
Kelley Drye & Warren LLP
2400 Miami Center
201 S. Biscayne Blvd.
Miami, FL 33131
(305) 372-2400

2CONNECT EXPRESS, INC.




By:
   --------------------------
   Thomas H. Hicks
   President

                                    EXHIBIT A

                                 FORM OF BALLOT

                                    EXHIBIT B

                            EXCERPTS FROM DIP REPORTS

                                    EXHIBIT C

                              LIQUIDATION ANALYSIS